Keen Appointed to Cascade Bancorp Board of Directors

BEND, Ore., Oct. 3, 2011 /PRNewswire/ -- Patricia L. Moss, President and Chief Executive Officer of Cascade Bancorp (Nasdaq: CACB) and Bank of the Cascades, announced that J. LaMont Keen has been elected to the Board of Directors of the Cascade Bancorp and Bank of the Cascades, subject to regulatory approval.

LaMont Keen has been President and Chief Executive Officer of IDACORP, a holding company of Idaho Power Company, since July of 2006. His past experience for IDACORP and Idaho Power Company includes serving as Chief Executive Officer, President, Chief Operating Officer, and Chief Financial Officer.

Keen joined Idaho Power in 1974 and, over the course of his career, was actively involved at either the officer or director level in the company's diversified business ventures and played a vital role in developing IDACORP's and Idaho Power's subsidiaries.

In addition to his professional responsibilities, LaMont Keen is involved in several civic and professional activities in Boise, Idaho. He has served on the Board of Directors of IDACORP and Idaho Power since July 2004. He also is a board member of the Edison Electric Institute and is a board member and former chairman of the Western Energy Institute and the Idaho Association of Commerce and Industry. In the community, Keen currently serves as a board member on the St. Luke's Hospital System Treasure Valley Board and is a former board member of Community House, serving the indigent population. He is also a board member of the Arid Club in Boise.

Keen holds a BBA in Accounting from the College of Idaho and completed the Harvard Graduate School of Business Advanced Management Program.

Patricia L. Moss commented, "We are very pleased to add J. LaMont Keen to our Board of Directors. The scope and depth of his board experience, as well as his executive, operational and fiscal management experience, will provide valuable insight and guidance for our Company. In addition, his extensive involvement with and deep understanding of Idaho's business landscape and markets will provide unique perspective as we continue to develop ways in which to better serve our Company's communities in Idaho's Treasure Valley region."

Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, have a business strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches, including 11 in Central Oregon, three in the Salem/Keizer area, five in Southern Oregon, one office in Portland, and 12 in the Treasure Valley region of Idaho. For further information about the Company, please visit www.botc.com.

CONTACT: Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp, +1-541-385-6205, or Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp, +1-541-617-3526